                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  ----------
                                AMENDMENT NO. 1
                                      TO
                                   FORM 8-K
                      AMENDMENT TO APPLICATION OR REPORT
         FILED PURSUANT TO SECTION 12, 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


                 Date of report (Date of earliest event report)
                     December 12, 1997 (November 26, 1997)
                     -------------------------------------


                                ACTIVISION, INC.
        ---------------------------------------------------------------
               (Exact name of registrant as specified in charter)


        Delaware                      0-12699                   94-2606438
-------------------------------------------------------------------------------
State or Other Jurisdiction    (Commission File Number)       (IRS Employer
    of Incorporation                                        Identification No.)



           3100 Ocean Park Blvd., Santa Monica, CA              90405
-------------------------------------------------------------------------------
           (Address of Principal Executive Offices)           (Zip Code)


       Registrant's telephone number, including area code  (310) 255-2000
                                                           --------------------


-------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

     The undersigned hereby amends the following items, financial statements, exhibits or other portions of its Report on Form 8-K Current Report dated December 5, 1997 as set forth in the pages hereto:

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial Statements of Business Acquired:

          Audited consolidated financial statements of Combined Distribution (Holdings) Limited for the period June 28, 1996 (inception) to April 30, 1997 and the for the five months ended September 30, 1996 (unaudited).

(b)  Pro forma financial information

          Unaudited Pro Forma Condensed Combined Financial Statements.

(c)  Exhibits

     23.1 Consent of Grant Thornton


                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 12, 1997


                                   ACTIVISION, INC.


                                   By /s/ BARRY J. PLAGA
                                      -----------------------------------
                                        Barry J. Plaga,
                                        Senior Vice President and
                                        Chief Financial Officer

Item 7(a)

                            REPORT OF INDEPENDENT AUDITORS


To the Directors of Combined Distribution (Holdings) Limited and Subsidiaries.

We have audited the accompanying consolidated balance sheet of Combined Distribution (Holdings) Limited (a United Kingdom Limited Company) and subsidiaries as of April 30, 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the period from June 28, 1996 (inception) to April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Combined Distribution (Holdings) Limited and subsidiaries as of April 30, 1997, and the consolidated results of their operations and their cash flows for the ten months then ended in conformity with U.S. generally accepted accounting principles.






GRANT THORNTON
Registered Auditors
Chartered Accountants
Central Milton Keynes,
England
August 7, 1997 (except for
Note 16 as to which the date
is November 26, 1997)

              COMBINED DISTRIBUTION (HOLDINGS) LIMITED AND SUBSIDIARIES
                              CONSOLIDATED BALANCE SHEET

                           (In thousands except share data)


                                                            As of       As of
                                                          April 30,   Sept. 30,
                                                            1997         1997
                                                          --------    --------
                                                                     (unaudited)
ASSETS
  Current assets:
  Cash and cash equivalents                              L  2,289     L      -
  Accounts receivable, net                                  7,316        8,153
  Inventories, net                                          2,316        3,746
                                                         --------     --------
    Total current assets                                   11,921       11,899

  Property and equipment, net                                 554          725
  Costs in excess of assets acquired, net                   3,346        3,274
                                                         --------     --------
    Total assets                                         L 15,821     L 15,898
                                                         --------     --------
                                                         --------     --------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Bank overdraft                                       L    985     L    127
    Current portion of secured subordinated
      loan stock debentures                                   425          850
    Accounts payable                                        8,529       11,389
    Accrued expenses                                        1,960        1,230
    Dividends payable                                         704            -
                                                         --------     --------
      Total current liabilities                            12,603       13,596

  Secured subordinated loan stock debentures                1,575        1,150
  Other liabilities                                            19           87
                                                         --------     --------
    Total liabilities                                      14,197       14,833
                                                         --------     --------
  Redeemable preference, L0.10 stated value,
   800,000 shares authorized, issued and outstanding          800          800

  Convertible preference, L1.00 stated value,
   133,333 shares authorized, issued and outstanding          133          133

  Commitments and contingencies                                 -            -

  Shareholders' equity:
  "A" Ordinary, L0.01 stated value, 47,059 shares
   authorized, issued and outstanding                           1            1
  "B" Ordinary, L0.01 stated value, 19,608 shares
   authorized, issued and outstanding
  Ordinary, L0.01 stated value, 103,030 shares
   authorized, 100,000 shares issued and outstanding            1            1
  Additional paid-in capital                                  165          181
  Retained earnings                                           524          (51)
                                                         --------     --------
  Total shareholders' equity                                  691          132
                                                         --------     --------
  Total liabilities and shareholders' equity             L 15,821     L 15,898
                                                         --------     --------
                                                         --------     --------

The accompanying notes are an integral part of this consolidated financial statement.

              COMBINED DISTRIBUTION (HOLDINGS) LIMITED AND SUBSIDIARIES
                           CONSOLIDATED STATEMENT OF INCOME

                                    (In thousands)



                                 June 28, 1996     June 28, 1996   Five Months
                                 (Inception) to    (Inception) to     Ended
                                    April 30,         Sept. 30,     Sept. 30,
                                      1997              1996           1997
                                    ---------         ---------     ---------
                                                            (unaudited)

Net revenues                        L  43,325        L   6,800      L  19,660

Cost of goods sold                     36,623            5,385         17,613
                                    ---------        ---------      ---------
  Gross profit                          6,702            1,415          2,047
                                    ---------        ---------      ---------
Operating expenses:
  Sales and marketing                   1,594              563          1,697
  General and administrative            2,492              574            876
  Amortization of goodwill                147               44             74
                                    ---------        ---------      ---------
  Total operating expenses              4,233            1,181          2,647
                                    ---------        ---------      ---------
Operating income                        2,469              234           (600)
Other expense:
  Interest expense, net                   426              153            185
                                    ---------        ---------      ---------
Income (loss)  before income taxes      2,043               81           (785)
Income taxes (benefit)                    735               27           (259)
                                    ---------        ---------      ---------
  Net income (loss)                 L   1,308        L      54           (526)
                                    ---------        ---------      ---------
                                    ---------        ---------      ---------




The accompanying notes are an integral part of this consolidated financial statement.

                       COMBINED DISTRIBUTION (HOLDINGS) LIMITED
                          STATEMENT OF SHAREHOLDERS' EQUITY
             FOR THE PERIOD JUNE 28, 1996 (INCEPTION) TO APRIL 30, 1997
                     AND THE FIVE MONTHS ENDED SEPTEMBER 30, 1997

                                    (In thousands)


                                        Ordinary         "A" Ordinary        "B" Ordinary
                                     ----------------   -----------------   ---------------- Additional
                                      Shareholders'                                            Paid-in  Retained
                                    Shares    Amount    Shares    Amount    Shares    Amount   Capital   Earnings  Equity
                                    ------    ------   -------    ------    ------    ------   -------   --------  ------
Inception June 28, 1996                -     L   -         -     L   -         -     L   -     L   -     L   -     L   -

Issuance of Shares                   100         1        47         1        20         -       165         -       167

Net income                             -         -         -         -         -         -         -     1,308     1,308

Dividends declared                     -         -         -         -         -         -         -      (784)     (784)
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----

Balance April 30, 1997               100         1        47         1        20         -       165       524       691

Option issuance (unaudited)            -         -         -         -         -         -        16         -        16

Net loss (unaudited)                   -         -         -         -         -         -         -      (526)     (526)

Dividends declared
   (unaudited)                         -         -         -         -         -         -         -       (49)      (49)
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----

Balance Sept. 30, 1997
   (unaudited)                       100     L   1        47     L   1        20     L   -     L 181     L (51)    L 132
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----





The accompanying notes are an integral part of this consolidated financial statement.

              COMBINED DISTRIBUTION (HOLDINGS) LIMITED AND SUBSIDIARIES
                         CONSOLIDATED STATEMENT OF CASH FLOWS

                                    (In thousands)

                                                           June 28, 1996       June 28, 1996   Five Months
                                                          (Inception) to      (Inception) to      Ended
                                                             April 30,           Sept. 30,      Sept. 30,
                                                               1997                1996           1997
                                                             ---------           ---------      ---------
                                                                                        (unaudited)
Cash flows from operating activities:
  Net income (loss)                                          L   1,308           L      54      L    (526)
  Adjustments to reconcile net income  to net
   cash provided by operating activities:
  Depreciation and amortization                                    482                 146            280
  Gain on disposal                                                  21                   -              6
  Change in assets and liabilities:
    Accounts receivable                                            362                 429           (837)
    Inventories                                                   (536)               (632)        (1,430)
    Accounts payable                                             1,555                 944          2,860
    Accrued liabilities                                         (2,264)             (1,896)          (662)
                                                             ---------           ---------      ---------
    Net cash provided by operating activities                      928                (955)          (309)
                                                             ---------           ---------      ---------
Cash flows from investing activities:
  Capital expenditures                                            (257)                (27)          (369)
  Cash paid for CentreSoft Ltd. (net of cash acquired)          (2,387)             (2,387)             -
                                                             ---------           ---------      ---------
  Net cash used in investing activities                         (2,644)             (2,414)          (369)
                                                             ---------           ---------      ---------
Cash flows from financing activities:
  Proceeds from issuance of secured subordinated
      loan stock debentures                                      2,000               2,000              -
  Proceeds from issuance of redeemable preferred stock             800                 800              -
  Proceeds from issuance of convertible preferred stock            133                 133              -
  Proceeds from issuance of "A" Ordinary Shares                     47                  47              -
  Proceeds from issuance of "B" Ordinary Shares                     20                  20              -
  Proceeds from issuance of Ordinary Shares                        100                 100              -
  Dividends paid                                                   (80)                (30)          (753)
  Bank overdraft                                                   985                 299           (858)
                                                             ---------           ---------      ---------
  Net cash provided by financing activities                      4,005               3,369         (1,611)
                                                             ---------           ---------      ---------
Net increase in cash and cash equivalents                        2,289                   -         (2,289)

Cash and cash equivalents at beginning of year                       -                   -          2,289
                                                             ---------           ---------      ---------
Cash and cash equivalents at end of year                     L   2,289           L       -      L       -
                                                             ---------           ---------      ---------
                                                             ---------           ---------      ---------

Supplemental cash flow information:
  Cash paid for income taxes                                 L     112           L       -      L     206
                                                             ---------           ---------      ---------
                                                             ---------           ---------      ---------
  Cash paid for interest                                     L     412           L     162      L     187
                                                             ---------           ---------      ---------
                                                             ---------           ---------      ---------


The accompanying notes are an integral part of this consolidated financial statement.

1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

     BUSINESS

     The Company is principally engaged in the distribution of entertainment software, game consoles, low cost business software and peripherals and the provision of distribution services to software publishers.

     COMPANIES ACT OF 1985

     These financial statements do not comprise statutory accounts within the meaning of Section 240 of the Companies Act of 1985 of Great Britain (the "Companies Act"). The Company's statutory accounts, are prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP") in compliance with the Companies Act and are presented in pounds sterling. Dividends are required to be declared in pounds sterling out of profits available for that purpose as determined by UK GAAP and in accordance with the Companies Act 1985.

     BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Combined Distribution (Holdings) Limited, and its wholly owned subsidiaries, CentreSoft Ltd. and PDQ Distribution Ltd. (the Company). All intercompany accounts and transactions have been eliminated in consolidation.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and short-term investments with original maturities of not more than three months.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of the Company's cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate their carrying values due to the relatively short maturities of these instruments. Trade receivables are primarily due from retailers.

     REVENUE RECOGNITION

     Product Sales: The Company recognizes revenue from the sale of its products upon shipment. Subject to certain limitations, the Company permits customers to obtain exchanges within certain specified periods, and provides price protection on certain unsold merchandise. Revenue from product sales is reflected net of the allowance for returns and price protection.

     COST IN EXCESS OF NET ASSETS ACQUIRED, NET

     The cost in excess of assets acquired is being amortized to earnings over a 20 year period on a straight-line basis. The Company evaluates its goodwill in accordance with Financial Accounting Standards Board Statement No. 121 (SFAS No. 121) to determine potential impairment by comparing the carrying value to undiscounted future cash flows of the related assets.
     The Company modifies or adjusts the value of goodwill if an impairment is indicated by the difference between the undiscounted cash flows and the carrying value. All of the Company's goodwill is identified with the assets acquired and falls under the scope of SFAS No. 121. Amortization of goodwill was L166,000 for the ten months ended April 30, 1997.

     ADVERTISING EXPENSES

     The Company expenses advertising and the related costs as incurred. Advertising expenses for the ten months ended April 30, 1997 were approximately L87,000 and are included in sales and marketing expense in the statement of income.

     INCOME TAXES

     The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Under SFAS No. 109 income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     REPORTING CURRENCY

     The Company maintains its accounting records in its local currency, Great Britain pounds sterling.


2.   ACQUISITION OF CENTRESOFT LIMITED

     On June 28, 1996 the Company acquired all the outstanding ordinary shares of CentreSoft Limited ("CentreSoft") for L4,572,000 in cash from Centregold plc ("Centregold") a subsidiary of Eidos plc. The acquisition agreement provides for a contingent payment of a maximum of L500,000 to Eidos if the Company is sold above a certain price which has not been recorded as of April 30, 1997. The acquisition of CentreSoft Limited has been accounted for by the purchase method of accounting.

     The assets and liabilities of CentreSoft acquired on June 28, 1996 were as follows:

                                           (amounts in thousands)
                                                 BOOK VALUE
                                                     &
                                                 FAIR VALUE
     Assets:
          Cash and cash equivalents               L  2,185
          Accounts receivables, net                  7,678
          Inventories                                1,780
          Fixed assets                                 653
                                                  --------
          Total assets                              12,296
                                                  --------
     Liabilities:
          Accounts payable                           6,974
          Accrued liabilities                        4,242
                                                  --------
          Total liabilities                         11,216
                                                  --------

     Net assets                                      1,080
     Cost in excess of net assets acquired           3,492
                                                  --------
          Consideration (including net costs
          of L 472) satisfied by cash             L  4,572
                                                  --------
                                                  --------

3.   ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following  (amounts in thousands):

                                               As of              As of
                                           April 30, 1997     Sept. 30, 1997
                                           --------------     --------------
     Accounts receivable                     L  8,106            L  9,428
     Less:  Allowance for doubtful accounts      (222)               (271)
     Less:  Allowance for returns                (568)             (1,004)
                                             --------            --------
                                              L 7,316            L  8,153
                                             --------            --------
                                             --------            --------

4.   PROPERTY AND EQUIPMENT

     Equipment, furniture and leasehold improvements are recorded at cost. Depreciation and amortization are provided using the straight-line method over the shorter of the estimated useful lives or the lease term generally ranging from three to ten years.

     Property and equipment, stated at cost, was as follows at April 30, 1997 (amounts in thousands):

          Computer equipment                                L   1,428
          Office furniture and other equipment                    594
          Leasehold improvements                                  350
          Motor Vehicles                                          218
                                                            ---------
                                                                2,590

          Less:  accumulated depreciation and amortization     (2,036)
                                                            ---------
                                                            L     554
                                                            ---------
                                                            ---------

5.   ACCRUED EXPENSES

     Accrued expenses at April 30, 1997, were as follows (amounts in thousands):

          Corporate tax                                     L    904
          Rebates                                                341
          Other                                                  715
                                                            --------
                                                            L  1,960
                                                            --------
                                                            --------
6.   SIGNIFICANT CUSTOMERS

     The Company had sales to one customer, which represented 13% of total net revenues for the ten months ended April 30, 1997.

7.   INCOME TAXES

     The income tax provision is based on the UK corporation tax rate of 33%. The Company has no deferred tax assets or liabilities which were material to the financial statements as of April 30, 1997.

8.   BANK LINE OF CREDIT

     The Company has a revolving line of credit ("Credit Facility") with a bank, which provides L2,500,000 of revolving credit. The Credit Facility matures on June 30, 2000. Interest is at LIBOR plus 2.5%, however, if certain financial covenants are not met interest will be increased to LIBOR plus 3.5%. The Company was not in violation of any financial covenants and no amounts were outstanding on the line of credit as of April 30, 1997.

     The Company has an overdraft facility with a bank, which provides L2,500,000 of overdraft protection. The overdraft facility is payable on demand. As of April 30, 1997, the Company had drawn on this facility L985,000.

9.   SECURED SUBORDINATED LOAN STOCK DEBENTURES

     The Secured Subordinated Loan Stock Debentures ("Debentures") bear interest at the rate of 15% per annum and repayment is required as follows:

                                       (amounts in thousands)

              January 1998                   L    425
              July 1998                           425
              January 1999                        375
              July 1999                           375
              January 2000                        375
              July 2000                            25
                                             --------
                                             L  2,000
                                             --------
                                             --------

     The Debentures are debt instruments, secured by the assets of the Company, and are subordinated to the Credit Facility pursuant to a written Inter-Creditor Deed. In addition, the Debentures cannot be repaid without written consent from the Bank. Holders of the Debentures are not entitled to receive any voting rights, any share of profits or any conversion rights into equity securities.

10.  REDEEMABLE PREFERENCE SHARES

     Redeemable Preference Shares consists of 800,000 shares with a stated par value of L0.10 per share. The Redeemable Preference Shares are entitled to a cumulative dividend of L0.12 per share per annum. The scheduled redemption dates are as follows:

              July 2000                      L    350
              January 2001                        450
                                             --------
                                             L    800
                                             --------
                                             --------
     The Company may make early redemption of these securities at any time, subject to the terms of the Bank facility. If the Company is unable to redeem all shares as they become due, the Company shall (i) redeem the number of shares it is able to redeem and the balance as soon thereafter as it is able to do so, and (ii) pay a penalty of 4% per annum above the three month LIBOR rate. Under UK law, shares may only be redeemed out of distributable profits, out of the proceeds from a new issuance of shares or, in the case of a privately-held company out of capital (subject in this last instance to the satisfaction of certain conditions under the UK Companies Act). Therefore, redemption will occur unless the Company cannot lawfully redeem the shares.

     Upon the occurrence of a Specified Event (a Listing (i.e., an IPO) or a sale of all or substantially all of the Company's assets or 75% or more of its equity share capital at a price above a specified amount), the Redeemable Preference Shares are required to be redeemed, unless holders of 50% of the Redeemable Preference Shares give notice to the Company to the contrary.

     The Redeemable Preference Shares shall not be entitled to vote unless: (i) any preferred dividend is in arrears, or (ii) any preference shares due to be redeemed are outstanding, or (iii) the vote is with respect to a resolution adversely affecting, altering or abrogating the rights, privileges or restrictions attached to the Redeemable Preference Shares or the Convertible Preference Shares, or (iv) a material breach of warranties (as specified in the Company's Articles of Association) has occurred, or
     (v) any indebtedness shall become repayable prior to its maturity date or demand is made for payment thereof.

     In the event of one or more of the above situations, each holder shall be entitled to one vote on a show of hands and on a poll to such number of votes for each share of Redeemable Preference Stock held by him so that the voting rights conferred on all holders of Redeemable Preference Shares and Convertible Preference Shares shall represent 90% of the voting rights attached to all shares of capital of the Company after the application of this vote enhancement.

11.  CONVERTIBLE PREFERENCE SHARES

     The Convertible Preference Shares ("Convertible Preference Shares") have a stated par value of L1 per share and are entitled to a dividend of 12% per annum. Holders of the Convertible Preference Shares have one vote per share held, but only on a resolution of the winding up of the Company or on a resolution affecting the rights attached to the shares. In addition, holders of the Convertible Preference Shares are entitled to receive, upon the winding up, in priority to any other class of shares, the sum of L1 per share together with any dividends in arrears. The Company received net proceeds of L133,000 upon the issuance of the Preference Shares. The Preference Shares are convertible into Ordinary Shares on a one-for-one basis in the event the Company has not redeemed the Preference Shares by the period ending six months after the final redemption date of January 31, 2001. The redemption schedule for the Convertible Preference Shares is as follows (amounts in thousands):



              January  1998                     L   20
              July 1998                             20
              January 1999                          18
              July 1999                             18
              January 2000                          18
              July 2000                             18
              January 2000                          21
                                                ------
                                                L  133
                                                ------
                                                ------


     The Company may make early redemptions of the Convertible Preference Shares at any time, subject to the terms of the Bank facility. If the Company is unable to redeem all the Convertible Preference Shares as they become due, it shall (i) redeem the number of shares it is able to redeem and the balance as soon thereafter as it is able to do so, and (ii) pay a penalty of 4% per annum above the three month LIBOR rate.

     Upon the occurrence of a Specified Event, the Convertible Preference Shares shall be redeemed, unless holders of 50% of the Redeemable Preference Shares give notice to the Company to the contrary.

     If the Company is unable to redeem the Convertible Preference Shares due to be redeemed on any redemption date or within six months of the final redemption date, any Convertible Preference Shares not so redeemed shall automatically convert on the day falling six months after the final redemption date into an equal number of "A" Ordinary Shares. The redemption of the Convertible Preference Shares is subject to the same UK laws as the Redeemable Preference Shares.

     If the Company makes an offer or invitation to subscribe for "A" Ordinary Shares, the Directors shall make a like offer to the holders of the Convertible Preference Shares as if the conversion rights had been exercised in full.

     The Convertible Preference Shares shall not be entitled to vote unless:
     (i) any preferred dividend is in arrears, or (ii) any preference shares due to be redeemed are outstanding, or (iii) the vote is with respect to a resolution adversely affecting, altering or abrogating the rights, privileges or restrictions attached to the Convertible Preference Shares or the Redeemable Preference Shares, or (iv) a material breach of warranties (as specified in the Company's Articles of Association) has occurred, or (v) any indebtedness shall become repayable prior to its maturity date or demand is made for payment thereof.

     In the event of one or more of the above situations, each holder of Convertible Preference Shares shall be entitled to one vote on a show of hands and on a poll to such number of votes for each share of Convertible Preference Stock held by him so that the voting rights conferred on all holders of Redeemable Preference Shares and Convertible Preference Shares shall represent 90% of the voting rights attached to all shares of capital of the Company after the application of this vote enhancement.

12.  "A" ORDINARY SHARES, "B" ORDINARY SHARES AND ORDINARY SHARES

     The Company has outstanding three classes of ordinary shares consisting of "A" Ordinary Shares, "B" Ordinary Shares and Ordinary Shares. Each class has a stated par value of L0.01 per share. Each holder of "A" Ordinary Shares, "B" Ordinary Shares and Ordinary Shares shall be entitled to attend and vote at general meetings, and each share is entitled to one vote on a show of hands and on a poll to one vote for each share. The holders of "A" Ordinary Shares, "B" Ordinary Shares and Ordinary Shares generally vote as a group.

     Subject to payment of the dividends on the Redeemable Preference Shares and the Convertible Preference Shares (including any arrears or accruals), the holders of the "A" Ordinary Shares and "B" Ordinary Shares shall receive a fixed cumulative net dividend of L0.10 per share per annum ("Ordinary Dividend") and a cumulative preferential dividend which, when added to the Ordinary Dividend, equals the higher of 20% of the net profits (as defined in the Company's Articles of Association) and the dividends declared on any other class of share capital of the Company for the relevant financial year. The balance of any profits declared by the Board to be distributed by way of dividends for a financial year are to be distributed pro rata among the holders of the "B" Ordinary Shares, the "A" Ordinary Shares and the Ordinary Shares.

     If all Redeemable Preference Shares and Convertible Preference Shares are redeemed prior to July 31, 1999, and the Debentures required to be repaid prior to July 31, 1999 actually are repaid by such date, then: (i) if the Simon Hunt option (see Note 13. "Simon Hunt Option") has not lapsed, 18,182 "B" Ordinary Shares shall be redeemed at L1 per share and the remaining 1,426 "B" Ordinary Shares shall be converted into "A" Ordinary Shares; or
     (ii) if the Simon Hunt option has lapsed, all "B" Ordinary Shares shall be redeemed at L1 per share.

     Subject to all dividends in arrears being paid to the holders of all Ordinary "B" Shares, if a Specified Event (as previously defined) occurs prior to July 31, 2001 at an Exit Value (as defined in the Company's Articles of Association) of L13,500,000 or more, then on the date immediately preceding such Specified Event: (i) if the Hunt option has not lapsed, 18,182 "B" Ordinary Shares shall be redeemed at a price of L1 per share and the remaining 1,426 "B" Ordinary Shares shall be converted into "A" Ordinary Shares; or (ii) if the Hunt option has lapsed, all "B" Ordinary Shares shall be redeemed at a price of L1 per share.

     On June 28, 1996, the Company received net proceeds of L100,000 upon the issuance of 100,000 shares of Ordinary Shares, L47,059 upon the issuance of 47,059 shares of "A" Ordinary Shares, and L19,608 upon the issuance of 19,608 "B" Ordinary Shares. Close Brothers is the holder of the both the "A" Ordinary and "B" Ordinary shares.

13.  SIMON HUNT OPTION

     On June 28, 1996, a stock option to acquire Ordinary Shares was issued to the non-executive chairman of the Board of Directors, Simon Hunt ("Hunt"), for total consideration of L16,000, the equivalent of fair value of the option. The Hunt option is exercisable as follows: (i) in the event the Redeemable Preference Shares and Convertible Preference Shares are redeemed in accordance with their terms, an option to acquire 1% of the outstanding equity share capital after the issuance of the shares underlying the Hunt Option (i.e., 1,515 Ordinary Shares) shall become exercisable; or, (ii) in the event a Specified Event occurs with a value of L13,500,000 or greater, an option to acquire 2% of the outstanding equity share capital after the issuance of the shares underlying the Hunt option (i.e., 3,030 Ordinary Shares) shall become exercisable.

14.  DIVIDENDS

     The Company declared dividends on September 30 and December 31, 1996 and March 31 and June 27, 1997 totaling as follows (amounts in thousands):

          Redeemable preference shares, L0.12 per share               L    80
          Convertible Preference Shares, 12% per annum                     13
          "A" Ordinary Shares,                                              4
          "B" Ordinary Shares,                                              2
          Ordinary Shares                                                 166
          Participating "A" and "B" Ordinary Shares, L7.78 per share      519
                                                                       ------
                                                                      L   784
                                                                       ------
                                                                       ------

15.  COMMITMENTS AND CONTINGENCIES

     LEASE OBLIGATIONS

     The Company leases its facilities under non-cancelable operating lease agreements. Total future minimum lease commitments as of April 30, 1997 are as follows (amounts in thousands):

          Year ending April 30,

                 1998                   L304
                 1999                    283
                 2000                    279
                 2001                    278
                 2002                    278
                 Thereafter            2,573
                                     -------
                                      L3,995
                                     -------
                                     -------

     Rent expense for the ten months ended April 30, 1997 was approximately
     L309.

     LEGAL PROCEEDINGS

     The Company is party to routine claims and suits brought against it in the ordinary course of business including disputes arising over the ownership of intellectual property rights and collection matters. In the opinion of management, the outcome of such routine claims will not have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.

16.  SUBSEQUENT EVENT

     On November 26, 1997, the Company was acquired by Activision, Inc. ("Activision"), a Delaware Corporation, whereby Activision acquired all the outstanding ordinary, "A" ordinary and "B" ordinary, redeemable preference, convertible preference, and secured subordinated loan stock debentures in exchange for 2,787,045 shares of Activision common stock.

ITEM 7(b):  PRO FORMA FINANCIAL INFORMATION

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements reflect the business combination between Activision, Inc. ("Activision") and Combined Distribution (Holdings) Limited ("CentreSoft") which will be accounted on a "pooling of interests" basis. The unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of Activision and CentreSoft and should be read in conjunction with such historical financial statements and the notes thereto, which are included herein.

     The unaudited pro forma condensed combined balance sheet combines Activision's September 30, 1997 unaudited condensed consolidated balance sheet with CentreSoft's September 30, 1997 unaudited condensed consolidated balance sheet.

     The unaudited pro forma statements of income combine the following:
Activision's audited condensed consolidated statement of income for year ended March 31, 1997 with CentreSoft's audited condensed consolidated statement of income for the period from June 28, 1996 (inception) to April 30, 1997; Activision's unaudited condensed consolidated statement of income
(loss) for the six months ended September 30, 1997 with CentreSoft's unaudited condensed consolidated statement of income (loss) for the six months ended September 30, 1997; and Activision's unaudited condensed consolidated statement of income (loss) for the six months ended September 30, 1996 with CentreSoft's unaudited condensed consolidated statement of income (loss) for the period June 28, 1996 (inception) to September 30, 1996.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated as presented in the accompanying unaudited pro forma condensed combined financial information, nor is it necessarily indicative of future operating results or financial position.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Activision and of CentreSoft included elsewhere herein.

                UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                             REFLECTING ACTIVISION, INC.
                   AFTER GIVING EFFECT TO THE  BUSINESS COMBINATION

                          (In thousands, except share data)



                                                                                 September 30, 1997
                                                       ----------------------------------------------------------------------
                                                                                                                    Combined
                                                      Activision     CentreSoft    CentreSoft       Pro Forma      Pro Forma
                                                                        (D)                        Adjustments      Balance
                                                      ----------     ----------    -----------      ---------      ---------
ASSETS
   Current assets:
       Cash and cash equivalents                      $   10,286     L        -    $         -                     $  10,286
       Accounts receivable, net                           38,920          8,153         13,110                        52,030
       Inventories, net                                    5,306          3,746          6,024                        11,330
       Prepaid software and license royalties              8,444              -              -                         8,444
       Prepaid expenses and other current assets           2,632              -              -                         2,632
       Deferred income taxes                               4,279              -              -                         4,279
                                                      ----------     ----------    -----------      ---------      ---------
          Total current assets                            69,867         11,899         19,134                        89,001

   Property and equipment, net                             9,360            725          1,166                        10,526
   Deferred income taxes                                   4,665              -              -                         4,665
   Other assets                                              246              -              -                           246
   Excess purchase price over identifiable
     assets acquired, net                                 17,934          3,274          5,265              -         23,199
                                                      ----------     ----------    -----------      ---------      ---------
          Total assets                                $  102,072     L   15,898    $    25,565                     $ 127,637
                                                      ----------     ----------    -----------      ---------      ---------
                                                      ----------     ----------    -----------      ---------      ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
       Notes payable to bank                          $      423     L      127    $       204                     $     627
       Current portion of secured subordinated
         loan stock debentures                                 -            850          1,367         (1,367)             -
       Accounts payable                                    8,719         11,389         18,314                        27,033
       Accrued expenses                                   10,625          1,230          1,978          1,379         13,982
                                                      ----------     ----------    -----------      ---------      ---------
          Total current liabilities                       19,767         13,596         21,863            (12)        41,642

   Secured subordinated loan stock debentures                959          1,150          1,849         (1,849)           959
   Other liabilities                                         189             87            140                           329
                                                      ----------     ----------    -----------      ---------      ---------
          Total liabilities                               20,915         14,833         23,852         (1,837)        42,930
                                                      ----------     ----------    -----------      ---------      ---------

   Redeemable preferred stock                                  -            800          1,287         (1,287)             -
   Convertible preferred stock                                 -            133            214           (214)             -

   Shareholders' equity:
       Common stock                                            -              2              3             (3)             -
       Additional paid-in capital                         82,806            181            291          4,720         87,817
       Retained earnings (deficit)                         4,032            (51)           (90)        (1,379)         2,563
       Cumulative foreign currency translation              (403)             -              8                          (395)
       Less: Treasury stock, cost of 500,000 shares       (5,278)             -              -                        (5,278)
                                                      ----------     ----------    -----------      ---------      ---------
          Total shareholders' equity                      81,157            132            212          3,338         84,707
                                                      ----------     ----------    -----------      ---------      ---------
       Total liabilities and shareholders' equity     $  102,072     L   15,898    $    25,565      $       0      $ 127,637
                                                      ----------     ----------    -----------      ---------      ---------
                                                      ----------     ----------    -----------      ---------      ---------




           See accompanying notes to unaudited pro forma condensed combined financial statements.

             UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                             REFLECTING ACTIVISION, INC.
                   AFTER GIVING EFFECT TO THE  BUSINESS COMBINATION

                         (In thousands, except per share data)



                                                                        For the Year Ended March 31, 1997
                                                      ----------------------------------------------------------------------
                                                                                                                   Combined
                                                                     CentreSoft     CentreSoft     Pro Forma       Pro Forma
                                                      Activision       (D) (E)         (E)        Adjustments       Balance
                                                      ----------     ----------     ----------    -----------      ---------
Net revenues (I)                                      $   86,483     L   43,325     $   70,219    $    (2,058)(I)  $ 154,644

Cost of goods sold (I)                                    29,822         36,623         59,357         (2,058)(I)     87,121
                                                      ----------     ----------     ----------    -----------      ---------
  Gross profit                                            56,661          6,702         10,862              0         67,523
                                                      ----------     ----------     ----------    -----------      ---------
Operating expenses:
  Product development                                     18,195              -              -                        18,195
  Sales and marketing                                     22,351          1,594          2,583          1,363 (F)     26,297
  General and administrative                               5,041          2,492          4,040         (1,363)(F)      7,718
  Amortization of intangible assets                        1,267            147            238              -          1,505
                                                      ----------     ----------     ----------    -----------      ---------
    Total operating expenses                              46,854          4,233          6,861              -         53,715
                                                      ----------     ----------     ----------    -----------      ---------
Operating income                                           9,807          2,469          4,001                        13,808
Other income:
  Interest income (expense) (H)                              924           (426)          (691)             - (H)        233
                                                      ----------     ----------     ----------    -----------      ---------
Income before income taxes                                10,731          2,043          3,310              -         14,041
Income tax provision                                       3,624            735          1,191              -          4,815
                                                      ----------     ----------     ----------    -----------      ---------
Net income                                            $    7,107     L    1,308     $    2,119    $         -      $   9,226
                                                      ----------     ----------     ----------    -----------      ---------
                                                      ----------     ----------     ----------    -----------      ---------

Net income per common share (G)                       $     0.45                    $     0.75                     $    0.50
                                                      ----------                    ----------                     ---------
                                                      ----------                    ----------                     ---------
Number of shares used in computing
  net income per common share (G)                         15,659                         2,837                        18,496
                                                      ----------                    ----------                     ---------
                                                      ----------                    ----------                     ---------



           See accompanying notes to unaudited pro forma condensed combined financial statements.

             UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                             REFLECTING ACTIVISION, INC.
                   AFTER GIVING EFFECT TO THE  BUSINESS COMBINATION

                         (In thousands, except per share data)



                                                                   For the Six Months Ended  September 30, 1997
                                                      ----------------------------------------------------------------------
                                                                                                                   Combined
                                                                     CentreSoft     CentreSoft     Pro Forma       Pro Forma
                                                      Activision        (D)                       Adjustments       Balance
                                                      ----------     ----------     ----------    -----------      ---------
Net revenues (I)                                      $   39,972     L   24,563     $   40,119    $     (562)(I)   $  79,529

Cost of goods sold (I)                                    15,493         21,478         35,080          (562)(I)      50,011
                                                      ----------     ----------     ----------    -----------      ---------
  Gross profit                                            24,479          3,085          5,039              0         29,518
                                                      ----------     ----------     ----------    -----------      ---------
Operating expenses:
  Product development                                     13,918              -              -                        13,918
  Sales and marketing                                     12,400          1,935          3,160                        15,560
  General and administrative                               3,141          1,034          1,689                         4,830
  Amortization of intangible assets                          611             88            144                           755
                                                      ----------     ----------     ----------    -----------      ---------
    Total operating expenses                              30,070          3,057          4,993                        35,063
                                                      ----------     ----------     ----------    -----------      ---------
Operating income (loss)                                  (5,591)             28             46                       (5,545)
Other income:
  Interest income (expense) (H)                              229          (229)          (374)               (H)      (145)
                                                      ----------     ----------     ----------    -----------      ---------
Income (loss) before income taxes                        (5,362)          (201)          (328)                       (5,690)
Income tax provision (benefit)                           (2,005)           (66)          (108)                       (2,113)
                                                      ----------     ----------     ----------    -----------      ---------
Net income (loss)                                     $  (3,357)     L    (135)     $    (220)    $         0      $ (3,577)
                                                      ----------     ----------     ----------    -----------      ---------
                                                      ----------     ----------     ----------    -----------      ---------

Net income (loss) per common share (G)                $   (0.22)                    $   (0.08)                     $  (0.20)
                                                      ----------                    ----------                     ---------
                                                      ----------                    ----------                     ---------
Number of shares used in computing
  net income (loss) per common share (G)                  15,372                         2,837                        18,209
                                                      ----------                    ----------                     ---------
                                                      ----------                    ----------                     ---------



           See accompanying notes to unaudited pro forma condensed combined financial statements.

             UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                             REFLECTING ACTIVISION, INC.
                   AFTER GIVING EFFECT TO THE  BUSINESS COMBINATION

                        (In thousands, except per share data)



                                                                  For the Six Months Ended  September 30, 1996
                                                      ----------------------------------------------------------------------
                                                                                                                   Combined
                                                                     CentreSoft     CentreSoft     Pro Forma       Pro Forma
                                                      Activision      (D) (E)           (E)       Adjustments       Balance
                                                      ----------     ----------     ----------    -----------      ---------
Net revenues (I)                                      $   26,196     L    6,800     $   10,697    $     (332)(I)   $  36,561

Cost of goods sold (I)                                     7,221          5,385          8,471          (332)(I)      15,360
                                                      ----------     ----------     ----------    -----------      ---------
  Gross profit                                            18,975          1,415          2,226              0         21,201
                                                      ----------     ----------     ----------    -----------      ---------
Operating expenses:
  Product development                                      9,154              -              -                         9,154
  Sales and marketing                                      9,047            563            886                         9,933
  General and administrative                               2,589            574            903                         3,492
  Amortization of intangible assets                          642             44             69                           711
                                                      ----------     ----------     ----------    -----------      ---------
    Total operating expenses                              21,432          1,181          1,858                        23,290
                                                      ----------     ----------     ----------    -----------      ---------
Operating income (loss)                                  (2,457)            234            368                       (2,089)
Other income:
  Interest income (expense) (H)                              556          (153)          (241)              -(H)       315
                                                      ----------     ----------     ----------    -----------      ---------
Income (loss) before income taxes                        (1,901)             81            127                       (1,774)
Income tax provision (benefit)                             (606)             27             42                         (564)
                                                      ----------     ----------     ----------    -----------      ---------
Net income (loss)                                     $  (1,295)     L       54     $       85    $         0      $ (1,210)
                                                      ----------     ----------     ----------    -----------      ---------
                                                      ----------     ----------     ----------    -----------      ---------

Net income (loss) per common share (G)                $   (0.09)                    $   (0.03)                     $  (0.07)
                                                      ----------     ----------     ----------    -----------      ---------
                                                      ----------     ----------     ----------    -----------      ---------
Number of shares used in computing
  net income (loss) per common share (G)                  14,884                         2,837                        17,721
                                                      ----------     ----------     ----------    -----------      ---------
                                                      ----------     ----------     ----------    -----------      ---------



           See accompanying notes to unaudited pro forma condensed combined financial statements.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note (A)

    The method of combining the two companies is for the presentation of Unaudited Pro Forma Condensed Combined financial statements only. The Unaudited Pro Forma Condensed Combined financial statements, including notes thereto, should be read in conjunction with the historical consolidated financial statements of Activision and CentreSoft and notes thereto included in the Company's Annual Report in Form 10-K and Quarterly Reports in Form 10-Q, and CentreSoft and notes thereto included herein.

Note (B)

    The unaudited pro forma condensed combining statements of income for Activision and CentreSoft have been prepared as if the business combination was completed at the later of the beginning of the period presented or the date CentreSoft commenced operations. The unaudited pro forma combined net income per share is based on the combined weighted average number of common and common equivalent shares of Activision and CentreSoft common stock for each period, based on the issuance of 2,787,043 shares of Activision Common Stock for all the outstanding Ordinary shares, "A" Ordinary shares, "B" Ordinary shares, redeemable preference shares, convertible preference shares and secured loan stock debentures of CentreSoft. In addition, options to acquire 50,325 shares of Activision Common Stock were issued in exchange for options to acquire Ordinary Shares of CentreSoft.

Note (C)

    1. Pro Forma Basis of Presentation

    These unaudited pro forma condensed combined financial statements reflect the issuance of 2,787,043 shares of Activision Common Stock for all the outstanding Ordinary shares, "A" Ordinary shares, "B" Ordinary shares, redeemable preference shares, convertible preference shares and secured loan stock debentures of CentreSoft.

    2.  Transaction Costs

    Activision and CentreSoft estimate they will incur direct transaction costs of approximately $1.4 million associated with the business combination consisting of transaction fees for investment bankers, attorneys, accountants and consultants. At September 30, 1997, no transaction-related costs had been incurred. These non-recurring transaction costs will be charged to operations during the quarter ended December 31, 1997 and have not been reflected in the accompanying unaudited pro forma condensed statements of income (loss). The pro forma condensed combined balance sheet gives effect to the estimated direct transaction costs as if they had been incurred as of September 30, 1997.

Note (D)

    CentreSoft balances are in British pounds sterling.

Note (E)

    Unaudited pro forma condensed combined income statement data for the year ended March 31, 1997 includes CentreSoft's results of operations for the period June 28, 1996 (inception) to April 30, 1997. Unaudited pro forma condensed combined income statement data for the six months ended September 30, 1997 includes CentreSoft's results of operations for the six months ended September 30, 1997. Accordingly, CentreSoft's results of operations for the month ended April 30, 1997 have been included in the periods ended April 30, 1997 and September 30, 1997. CentreSoft's net revenues and net income for the month ended April 30, 1997 were approximately $8.0 million and $639,000, respectively. Unaudited pro forma condensed combined income statement data for CentreSoft for the six months ended September 30, 1996 includes CentreSoft's results of operations for the period June 28, 1996 (inception) to September 30, 1996.

Note (F)

    There have been no adjustments required to conform the accounting policies of the combined companies. Certain amounts for CentreSoft have been reclassified to conform with the financial statements classification followed by Activision.

Note (G)

    Earning per share for CentreSoft are determined using actual shares issued by Activision in the business combination in exchange for all the outstanding Ordinary shares, "A" Ordinary shares, "B" Ordinary shares, redeemable preference shares, convertible preference shares and secured loan stock debentures of CentreSoft. In addition, weighted average shares outstanding includes equivalent common shares, unless anti-dilutive, outstanding for each period presented.

Note (H)

    The pro forma adjustments do not include the elimination of interest costs associated with CentreSoft indebtedness to shareholders, which was exchanged for shares of Activision common stock in the business combination. The after tax effect of such an elimination for the year ended March 31, 1997 and for the six months ended September 30, 1997 and 1996 would be an increase in net income of $259,000 or $.01 per share, $163,000 or $0.01 per share and $78,000 or $0.00 per share, respectively.

Note (I)

    The pro forma adjustments include the elimination of intercompany sales.